SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
May 3, 2004

LUMENIS LTD.

(Exact name of registrant as specified in its charter)

Israel	0-13012	N.A.

(State or other jurisdiction of	(Commission File Number	(I.R.S. Employer
incorporation or organization)		Identification No.)

P.O. Box 240, Yokneam, Israel	20692

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

972-4-959-9000

Item 5.	Other Events and Required FD Disclosure.

On May 3, 2004, Lumenis Ltd. (the “Company”) issued a press release relating to the initial results of the internal investigation conducted by the Company’s Audit Committee and reorganization of financial reporting function.

Item 7.	Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release dated May 3, 2004, relating to (a) the initial results of the internal investigation conducted by the Company’s Audit Committee, (b) the reorganization of the Company’s financial reporting function, and (c) the unaudited results of the Company’s fourth fiscal quarter for 2003.

Item 12.	Results of Operations and Financial Condition.

On May 3, 2004, the Company issued a press release announcing, among other things, the unaudited results of the Company’s fourth fiscal quarter for 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LUMENIS LTD. BY: /S/ Kevin R. Morano —————————————— Kevin R. Morano Senior Vice President Finance and Chief Financial Officer

Dated: May 3, 2004

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 3, 2004, relating to the initial results of internal investigation conducted by the Company's Audit Committee and reorganization of financial reporting function.

Exhibit 99.1

LUMENIS ANNOUNCES INITIAL RESULTS OF INTERNAL INVESTIGATION AND
REORGANIZATION OF FINANCIAL REPORTING FUNCTION

        YOKNEAM, Israel- May 3, 2004 – Lumenis Ltd. (Pink Sheets: LUME) announced today the results of the ongoing internal investigation being conducted on behalf of the Audit Committee of its Board of Directors. The Company also announced that it will be reorganizing certain of its financial reporting functions.

        Avner Raz, Lumenis’ President and Chief Executive Officer, stated, “We are committed to completing any remaining investigation action items, as well as the reorganization of certain of our financial reporting functions, as expeditiously as possible. In addition, as CEO, I want to assure you that as the Audit Committee and its advisors continue their work to complete the investigation, the Company will remain focused on serving our customers and growing and revitalizing our business. Our products continue to be recognized as worldwide market leaders, the implementation of our previously announced turn-around program continues on schedule and cash resources remain available and sufficient to execute our plans.”

Summary of Results of Internal Investigation

        As previously disclosed, the Audit Committee commenced an internal investigation in October 2003 in response to a request from Deloitte & Touche Brightman Almagor (“Deloitte”). The internal investigation, which was conducted for the Audit Committee by Debevoise & Plimpton LLP and accounting advisors retained by that firm, initially focused on accounting and disclosure issues related to the Company’s relationship with one of its domestic distributors. It was subsequently expanded to include a comprehensive review of the Company’s revenue recognition practices during 2002 and 2003. Certain transactions recorded in 2001 were also reviewed during the internal investigation.

        The report prepared for the Audit Committee concludes that the timing of the Company’s revenue recognition was inappropriate with respect to certain identified transactions. The aggregate effect of the Company’s accounting for the transactions identified in the report was to cause revenues in 2001 to be overstated by approximately $1.7 million or 0.6%, revenues in 2002 to be overstated by approximately $4.4 million or 1.3%, and revenues in 2003 to be understated by approximately $5.9 million or 2.1%. The effect on quarterly periods was as follows:

Amount of Overstatement/(Understatement)
Of Revenue by Quarter (In 000's)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2001	N/A	$345	$423	$931
2002	$2,827	$1,234	$2,182	$(1,873)
2003	$1,561	$(3,079)	$(1,022)	$(3,362)

        The effect of such overstatement/understatement of revenues on previously reported earnings (loss), while not included in the report, is estimated, on a preliminary basis and subject to further adjustment, to increase the net loss as reported in 2001 by approximately $0.9 million or 0.6%, to increase the net loss as reported in 2002 by approximately $2.9 million or 6.5%, and to reduce the net loss as reported in 2003 by approximately $3.8 million or 4.6%. The impact on particular quarterly periods may vary on a percentage basis.

        The Audit Committee intends to undertake further investigative steps, including a more comprehensive review of transactions recorded in the Company’s fiscal year ended December 31, 2001. The Audit Committee anticipates that a restatement of previously reported financial results may be appropriate, but intends to defer making a final decision pending completion of the additional investigative steps.

        Based on the information obtained to date, the adjustments made in any such restatement would primarily affect the timing of revenue recognition, and it is not anticipated that they would have a material effect on the financial position of the Company as currently reported. In addition, because the report does not identify any transactions in which revenue was recorded prematurely after the first quarter of fiscal 2003, the Company does not expect that a restatement would have a meaningful effect on future reporting periods.

        The Company has shared the results of its investigation and its plans to reorganize certain of its financial reporting functions with Deloitte. That firm has made no commitment to continue serving as the Company’s auditor, and it has advised the Company that it will not be in a position to evaluate whether it is willing to do so until after the Company’s reorganization has taken place, and the further investigative steps have been completed.

        The Company has also shared the information concerning the results of the investigation and the financial reporting function reorganization with Bank Hapoalim B.M., which continues to be supportive of the Company.

Reorganization of Financial Reporting Function

        The Company announced that Kevin Morano, its current CFO, will be assuming the position of Senior Vice President for Marketing and Business Development, a senior unfilled management position in the framework of the Company’s turn-around plan, where he will continue to report directly to Chief Executive Officer Avner Raz. In this capacity, Mr. Morano will be responsible for global marketing activities and the development of new product opportunities. Certain other financial department personnel will also assume new positions as part of the Company’s reorganization of certain of its financial reporting functions.

        The Company also announced that it has retained Lauri A. Hanover to serve as its new Chief Financial Officer, effective August 2004. ” We are delighted that Lauri will be joining Lumenis,” said Avner Raz, President and Chief Executive Officer of Lumenis. “Lauri is a seasoned executive with an outstanding track record in financial management. Her skills and experience will be particularly valuable as we pursue our turnaround effort.”

        Ms. Hanover, 44, is joining Lumenis from NICE Systems Ltd. (Nasdaq:NICE), where she has served as Corporate Vice President and CFO since late 2000 and was instrumental in effecting a rapid turnaround through improved financial processes and controls and strong working capital management. Prior to NICE, Ms. Hanover served as Executive Vice President and CFO of Sapiens International. She also spent 13 years at Scitex Corporation Ltd. and 3 years at Philip Morris Inc. Currently a director of Nova Measuring Instruments Ltd. and NUR Macroprinters Ltd., Ms. Hanover graduated from the Wharton School of Finance and Commerce, University of Pennsylvania and holds an MBA from New York University’s Graduate School of Business Administration.

        Mr. Avner Raz further stated, “the Company believes that management changes are appropriate at this time in order to help put the investigation behind it and move forward, so that shareholders and other relevant constituencies can realize the benefits of our turn-around plan. Mr. Raz further stated, “we are pleased that we will continue to have the benefit of Mr. Morano’s talents as he serves the Company in his new capacity.

Fourth Quarter Results

        The Company also announced preliminary unaudited results for the fourth quarter of $75.4 million in revenue, excluding the effect of the understatement noted above. Preliminary unaudited net loss for the fourth quarter, including approximately $16.5 million in charges or provisions for inventory, bad debt and severance related matters, but excluding the effect of any possible restatement as noted above, was approximately $28 million, while net cash flow from operations was negative by approximately $1 million. The Company intends to provide additional financial information on its fourth quarter results as soon as practicable.

Nasdaq Listing Council Decision

        Last Friday, the Company was informed that the Nasdaq Listing and Hearing Review Council had affirmed the decision of the Nasdaq Listing Qualifications Panel to delist the Company’s securities. Such decision does not affect the quotation of the Company’s securities on the Pink Sheets Electronic Quotation Service, where the Company’s securities will continue to trade.

About Lumenis

        Lumenis develops, manufactures, and markets state-of-the-art proprietary laser and intense pulsed light devices. Its systems are used in a variety of aesthetic, ophthalmic, surgical and dental applications, including skin treatments, hair removal, non-invasive treatment of vascular lesions and pigmented lesions, acne, psoriasis, ENT, gynecology, urinary lithotripsy, benign prostatic hyperplasia, open angle glaucoma, diabetic retinopathy, secondary cataracts, age-related macular degeneration, vision correction, neurosurgery, dentistry and veterinary. For more information about the Company and its products log on to http://www.lumenis.com

        The statements in this press release that are not historical facts are forward-looking statements which are subject to risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: uncertainties with respect to market acceptance of the Company’s products, obtaining regulatory approvals for new products or for the sale of existing products in new markets and enforcement of intellectual property rights; risks associated with competition and competitive pricing pressures, economic conditions generally, the Company’s international operations and the Company’s ability to integrate its operations with those of acquired businesses; the outcome of the Securities and Exchange Commission investigation and several securities class action lawsuits to which the Company is subject; uncertainties relating to the Company’s continuing liquidity; and other risks detailed from time to time in the reports filed by Lumenis with the SEC, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

Contacts:	Avner Raz

011-972-4-959-9000